Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SAVVIS, Inc. for the registration of $300 million of common stock of SAVVIS, Inc. and to the incorporation by reference therein of our report dated February 10, 2006, except for Note 22, for which the date is June 6, 2006, with respect to the consolidated financial statements of SAVVIS, Inc. and subsidiaries included in its Current Report (Form 8-K) filed on or about July 25, 2006, with the Securities and Exchange Commission, and our reports dated February 10, 2006, with respect to SAVVIS, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of SAVVIS, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

July 21, 2006